RESTRICTED SHARE UNIT AGREEMENT

THIS AGREEMENT made as of the 3rd day of August, 2026 (the "Award Date")

BETWEEN:

CYBIN INC., a corporation existing under the laws of the Province of Ontario with its registered office located at 100 King Street West, Suite 5600, Toronto, Ontario M5X 1C9, and doing business as HELUS PHARMA ("Helus" or the "Corporation")

- and -

MICHAEL HALSTEAD, an individual residing in the State of New Jersey (the "Holder").

WHEREAS Helus desires to grant to the Holder restricted share units entitling the Holder to up to 970,000 common shares in the capital of Helus (the "RSU Shares"), on the terms and conditions set out herein, as an inducement grant within the meaning of the rules of the Exchange (as defined below) outside of Helus's equity incentive plan;

NOW THEREFORE THIS AGREEMENT WITNESSES, that in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement and the recitals hereto, unless the context otherwise requires, the following words and expressions shall have the following meanings:

(a) "Board" means the board of directors of Helus;

(b) "Cause" has the meaning ascribed to that term in the Employment Agreement;

(c) "Change in Control" means any of the following:

(i) the acquisition of Helus by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of Helus), unless Helus's shareholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by Helus of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder);

(ii) a sale of all or substantially all of the assets of Helus;

If a Change in Control would give rise to a payment or settlement event with respect to the RSUs and all or any portion of the RSUs constitute "nonqualified deferred compensation," the transaction or event constituting the Change in Control must also constitute a "change in control event" (as defined in Treasury Regulation §1.409A- 3(i)(5)) in order to give rise to the payment or settlement event for such payment or benefit, to the extent required by Section 409A.

(d) "Change in Control Measurement Period" means the twelve (12) months following the effective date of a Change in Control.

(e) "Employment Agreement" means the agreement between Helus and the Holder dated as of August 3, 2026, pursuant to which Helus obtains the services of the Holder in the position of Chief Executive Officer of Helus;

(f) "Eligible Person" means an employee, officer, non-employee director, or consultant providing services to the Corporation or any affiliate;

(g) "Exchange" means Cboe Canada Inc.;

(h) "Good Reason" has the meaning ascribed to that term in the Employment Agreement;

(i) "Helus" has the meaning ascribed thereto in the recitals;

(j) "Holder" has the meaning ascribed thereto in the recitals;

(k) "Parties" means the parties to this Agreement, collectively, and "Party" means any one of them;

(l) "Release" means the general release of all claims in favour of Helus and its affiliates and representatives to be provided by the Holder in accordance with the conditions of the Employment Agreement;

(m) "RSUs" means the restricted share units granted to the Holder under Section 2.1;

(n) "RSU Shares" has the meaning set out in the recitals above;

(o) "Shares" means the common shares in the capital of Helus (or such other securities or property as may become subject to the RSUs pursuant to an adjustment made under Article 3 hereunder; and

(p) "transfer" of any security means the sale, exchange, transfer, conveyance, assignment, gift, encumbrance, alienation or other transaction, whether voluntary, involuntary or by operation of law, by which the legal title or beneficial ownership of, or any security interest or other interest in such security, including a right to vote such security, passes from one person to another or to the same person in a different capacity, whether or not for value, and any agreement or option to effect any of the foregoing.

1.2 Sections and Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3 Time Periods

When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded.

1.4 Extended Meanings

Words importing the singular number only shall include the plural and vice versa and words importing gender shall include masculine, feminine and neuter genders.

1.5 Currency

Unless otherwise provided herein, all monetary amounts set forth in this Agreement are in U.S. dollars.

ARTICLE 2

RSUS

2.1 Grant of Restricted Share Units

Helus hereby grants to the Holder the 970,000 irrevocable, non-transferable, restricted share units (the "RSUs"). Each RSU represents the right to receive one Share, subject to the terms and conditions set forth in this Agreement. The RSUs shall be credited to a separate account maintained for the Holder on the books and records of Helus. The grant of RSUs is made in consideration of the services to be rendered by the Holder to Helus.

2.2 RSU Vesting Conditions

Except as otherwise provided herein, provided that the Holder remains in continuous service as an Eligible Person through the applicable vesting date, the RSUs will vest in accordance with the following schedule:

Vesting Date	Number of RSUs Vested
August 20, 2027	320,100
August 20, 2028	320,100
August 20, 2029	329,800

Except as provided in Sections 2.5 and 2.6, if the Holder's continuous service as an eligible Person terminates for any reason at any time before all of the RSUs have vested, the Holder's unvested RSUs shall be automatically forfeited upon such termination of continuous service, and neither Helus nor any Affiliate shall have any further obligations to the Holder under this Agreement.

2.3 Settlement of RSUs

Following the vesting date, and in any event no later than March 15 of the calendar year following the calendar year in which the RSUs vest and cease to be subject to a substantial risk of forfeiture within the meaning of Section 409A ("Section 409A") of the Internal Revenue Code ("Code"), Helus shall cause the RSUs to be settled in the form of Shares, with one Share issued per RSU from treasury to the Holder or as the Holder may direct. In no event shall the RSUs be settled in cash.

2.4 No Rights as Shareholder

The Holder shall not have any rights as a shareholder with respect to any Shares subject to the RSUs unless and until certificates representing the Shares have been issued by Helus to the holder of such Shares, or the Shares have otherwise been recorded on the books of Helus or of a duly authorized transfer agent as owned by the Holder.

2.5 Termination and Forfeiture

Except as otherwise determined by the Board or its Compensation Committee or as provided in this Agreement, upon the Holder's termination of service as an Eligible Person during the applicable restriction period, all unvested RSUs held by the Holder at such time shall be forfeited and reacquired by the Corporation for cancellation at no cost to the Corporation; provided, however, that the Board or its Compensation Committee may waive in whole or in part any or all remaining restrictions with respect to RSUs.

2.6 Change in Control

Notwithstanding Section 2.5, in the event of the Holder's termination by Helus without Cause, or the Holder's resignation for Good Reason, in either case during the Change in Control Measurement Period, and subject to the Holder providing the Release in accordance with the Employment Agreement and Holder's continued compliance with the Employment Agreement, all of Holder's RSUs will vest immediately. For avoidance of doubt, the RSUs vesting under this Section 2.6 shall be settled no later than March 15 of the calendar year following the calendar year in which the RSUs vest and cease to be subject to a substantial risk of forfeiture under Section 409A.

2.7 No Right to Employment

The award of the RSUs shall not be construed as giving the Holder the right to be retained as an employee of the Corporation or any affiliate, nor will it affect in any way the right of the Corporation or an affiliate to terminate the Holder's employment at any time, with or without cause, in accordance with applicable law. In addition, the Corporation or an affiliate may at any time dismiss the Holder from employment free from any liability or any claim under this Agreement unless as provided herein or in the Employment Agreement. Nothing in this Agreement shall confer on any person any legal or equitable right against the Corporation or any affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Corporation or an affiliate.

ARTICLE 3

CHANGES IN SHARE CAPITAL

3.1 In the event that any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Corporation, issuance of warrants or other rights to purchase Shares or other securities of the Corporation or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the RSUs, then the Board or its Compensation Committee shall, in such manner as it may deem equitable, adjust any or all of the number and type of Shares (or other securities or other property) subject to the RSUs; provided, however, that the number of Shares covered by the RSUs shall always be a whole number. Such adjustment shall be made by the Committee or the Board, whose determination in that respect shall be final, binding and conclusive.

3.2 In the event of any reorganization, merger, consolidation, split-up, spin-off, combination, plan of arrangement, take-over bid or tender offer, repurchase or exchange of Shares or other securities of Helus or any other similar corporate transaction or event involving Helus (or Helus shall enter into a written agreement to undergo such a transaction or event), the Board may, in its sole discretion, provide for any of the following to be effective upon the consummation of the event (or effective immediately prior to the consummation of the event, provided that the consummation of the event subsequently occurs), and no action taken under this section shall be deemed to impair or otherwise adversely alter the rights of the Holder:

(a) either (A) termination of the RSUs, whether or not vested, in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the settlement of the vested portion of the RSUs or realization of the Holder's vested rights or (B) the replacement of the RSUs with other rights or property selected by the Board in its sole discretion;

(b) that the RSUs be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights or awards covering the share of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares; or

(c) that the RSUs shall be fully vested.

ARTICLE 4

TAX LIABILITY AND WITHHOLDING

4.1 It is the responsibility of the Holder to complete and file any tax returns which may be required under Canadian or other applicable jurisdiction's tax laws within the periods specified in those laws as a result of the Holder's holding the RSUs. Notwithstanding any other provision of this Agreement and Holder's taxable income as a result of such participation, the Holder shall be solely responsible for all applicable income tax, social insurance, payroll tax, or other tax-related withholding ("Tax-Related Items") resulting from the Holder's receipt of Shares pursuant to this Agreement. In connection with any settlement pursuant to this Agreement, the Holder shall, at the Holder's discretion:

(a) pay to Helus an amount as necessary so as to ensure that Helus is in compliance with the applicable provisions of any federal, provincial, local or other law relating to the Tax-Related Items in connection with such settlement;

(b) authorize a securities dealer designated by Helus, on behalf of the Holder, to sell in the capital markets a portion of the Shares issued hereunder to realize cash proceeds to be used to satisfy the Tax-Related Items; or

(c) make other arrangements acceptable to Helus to fund the applicable Tax-Related Items.

4.2 Notwithstanding any action Helus takes with respect to any or all Tax-Related Items, the ultimate liability for all Tax-Related Items is and remains the Holder's responsibility and Helus (a) makes no representation or undertakings regarding the treatment of any Tax- Related Items in connection with the grant or settlement of the RSUs or the subsequent sale of any Shares acquired on vesting; and (b) does not commit to structure the RSUs to reduce or eliminate the Holder's liability for Tax-Related Items.

ARTICLE 5

U.S. SECURITIES LAWS

5.1 The RSUs and any Shares acquired upon vesting thereof have not been registered under the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "U.S. Securities Act"), and the issuance hereby is being made pursuant to an exemption from the registration requirements of the U.S. Securities Act and similar exemptions under applicable state securities laws. Accordingly, the RSUs are, and, upon issuance, unless registered under the U.S. Securities Act, any Shares acquired upon vesting thereof will be, "restricted securities" as such term is defined in Rule 144 under the U.S. Securities Act, and, therefore may not be offered or sold by the Holder, directly or indirectly, without registration under the U.S. Securities Act and applicable state securities laws or in compliance with an available exemption therefrom. The Holder understands that the certificate(s) representing the RSUs and, unless registered under the U.S. Securities Act, any Shares acquired upon vesting thereof will contain a legend in respect of such restrictions as set out in Section 5.3 below.

5.2 Unless registered under the U.S. Securities Act, the Holder understands that if the Holder decides to offer, sell or otherwise transfer any Shares acquired upon vesting thereof, the Holder may not offer, sell or otherwise transfer any of such securities directly or indirectly, unless:

(a) the sale is to Helus;

(b) the sale is made outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the U.S. Securities Act and in compliance with applicable local laws and regulations;

(c) the sale is made in compliance with the exemption from the registration requirements under the U.S. Securities Act provided by Rule 144 thereunder, if available, and in accordance with applicable state securities laws; or

(d) the securities are sold in a transaction that does not require registration under the U.S. Securities Act or any applicable state laws and regulations governing the offer and sale of securities, and the Holder has prior to such sale furnished to Helus an opinion of counsel or other evidence of exemption, in either case reasonably satisfactory to Helus.

5.3 The certificate(s) representing the RSUs and any Shares acquired upon vesting thereof, and all certificate(s) issued in exchange therefor or in substitution thereof, unless registered under the U.S. Securities Act, will be endorsed with the following or a similar legend until such time as it is no longer required under the applicable requirements of the U.S. Securities Act or applicable state securities laws:

"THE SECURITIES REPRESENTED HEREBY [for Restricted Share Units, add: AND THE SECURITIES ISSUABLE UPON SETTLEMENT HEREOF] HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR UNDER ANY STATE SECURITIES LAWS, AND MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO CYBIN INC. (THE "COMPANY"), (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY (i) RULE 144 OR (ii) 144A UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE U.S. STATE SECURITIES LAWS, (D) IN COMPLIANCE WITH ANOTHER EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT, PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C)(i) OR (D) ABOVE, A LEGAL OPINION REASONABLY SATISFACTORY TO THE COMPANY MUST FIRST BE PROVIDED TO THE COMPANY OR THE COMPANY'S TRANSFER AGENT, AS APPLICABLE, TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA."

provided, that if the RSUs or any Shares acquired upon the vesting thereof are being sold outside the United States in compliance with the requirements of Rule 904 of Regulation S under the U.S. Securities Act ("Regulation S"), the legend set forth above may be removed by providing an executed declaration to the registrar and transfer agent of Helus, substantially in the form attached as Exhibit I hereto (or in such other form as Helus may prescribe from time to time) and, if requested by Helus or the transfer agent, an opinion of counsel of recognized standing in form and substance reasonably satisfactory to Helus and the transfer agent to the effect that such sale is being made in compliance with Rule 904 of Regulation S; and provided, further, that, if any RSUs or any Shares acquired upon the vesting thereof are being sold otherwise than in accordance with Regulation S and other than to Helus, the legend may be removed by delivery to the registrar and transfer agent and Helus of an opinion of counsel, of recognized standing reasonably satisfactory to Helus, that such legend is no longer required under applicable requirements of the U.S. Securities Act or state securities laws.

ARTICLE 6

GENERAL

6.1 Compliance with Law

The grant and settlement of the RSUs and the issuance and transfer of Shares shall be subject to compliance by Helus and the Holder with all applicable requirements of applicable laws and with all applicable requirements of any stock exchange on which Helus's Shares may be listed. No Shares shall be issued pursuant to the RSUs unless and until any then applicable requirements have been fully complied with to the satisfaction of Helus and its counsel.

6.2 Personal Information

The Holder consents to: (i) the disclosure to the Exchange and its affiliates, authorized agents, subsidiaries and divisions of information about an identifiable individual ("Personal Information") regarding the Holder, if applicable, by Helus; and (ii) the collection, use and disclosure of Personal Information by the Exchange for the purposes identified by the Exchange, from time to time.

6.3 Amendments and Waivers

No modification, variation, amendment or termination by mutual consent of this Agreement and no waiver of the performance of any of the responsibilities of any of the Parties hereto shall be effected unless such action is taken in writing and is signed by all Parties. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the Parties hereto. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

6.4 Severability

Each of the covenants, provisions, Articles, Sections, subsections and other subdivisions hereof is severable from every other covenant, provision, Article, Section, subsection and the invalidity or unenforceability of any one or more covenants, provisions, Articles, Sections, subsections or subdivisions of this Agreement shall not affect the validity or enforceability of the remaining covenants, provisions, Articles, Sections, subsections and subdivisions hereof.

6.5 Time of Essence

Time shall be of the essence in this Agreement.

6.6 Further Assurances

The Parties hereby covenant and agree that at any time hereafter it or they will, upon the request of the others, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required for the better carrying out and performance of all the terms of this Agreement.

6.7 Notice

Any notice, request, demand or other communication required or permitted to be given to a Party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of: (i) the date of personal delivery; (ii) the date of transmission by electronic transmission (in each case, if sent during normal business hours of the recipient, and if not, then on the next Business Day); (iii) two (2) days after deposit with a nationally-recognized courier or overnight service such as Federal Express; or (iv) five (5) days after mailing via certified mail, return receipt requested. All notices not delivered personally will be sent with postage and other charges prepaid and properly addressed to the Party to be notified at the address set forth for such Party:

In the case of notice to Helus:

Cybin Inc.

100 King Street West, Suite 5600,

Toronto, Ontario M5X 1C9

Attention: Eric So, Executive Chairman

Email: eric@helus.com

with a copy (which shall not in itself constitute notice) to:

Aird & Berlis LLP

181 Bay Street, Suite 1800

Toronto, Ontario, M5J 2T9

Attention: Sherri Altshuler

E-mail: saltshuler@airdberlis.com

In the case of notice to the Holder:

3 Barberry Row, Chester, New Jersey, USA 07930

Attention: Michael Halstead

E-mail: michaelhalstead00@gmail.com

Any Party may change its address for service from time to time by giving notice in accordance with the foregoing and any subsequent notice shall be sent to such Party at its changed address.

6.8 Independent Legal Advice

Each of the Parties acknowledges that it or he has read and understands the terms and conditions of this Agreement and acknowledges and agrees that it or he has had the opportunity to seek, and was not prevented or discouraged by any other Party to this Agreement from seeking, any independent legal advice which it or he considered necessary before the execution and delivery of this Agreement and that, if it or he did not avail itself or himself of that opportunity before signing this Agreement, it or he did so voluntarily without any undue pressure, and agrees that its or his failure to obtain independent legal advice will not be used by it or him as a defence to the enforcement of its or his obligations under this Agreement.

6.9 Entire Agreement

This Agreement (together with the Employment Agreement) constitutes and contains the entire and only agreement among the Parties relating to the matters described herein and supersedes and cancels any and all previous agreements and understandings between all or any of the Parties relative hereto. Any and all prior and contemporaneous negotiations, memoranda of understanding or position, and preliminary drafts and prior versions of this Agreement, whether signed or unsigned, between the Parties leading up to the execution hereof shall not be used by any Party to construe the terms or affect the validity of this Agreement. There are no representations, inducements, promises, understandings, conditions or warranties express, implied or statutory, between the Parties other than as expressly set forth in this Agreement.

6.10 Application and Assignment Agreement

This Agreement shall be binding upon and enure to the benefit of the Parties hereto and their respective heirs, administrators, executors, successors and permitted assigns. This Agreement and the RSUs shall not be assignable or transferable by the Holder otherwise than by the Holder's will and testament or the law of intestacy.

6.11 Governing Law

This Agreement shall be interpreted and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

6.12 Execution

This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. This Agreement may be executed electronically (including via PDF, Docusign, or similar means).

6.13 Section 409A

The RSUs are not intended to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Holder may be eligible to receive under this Agreement shall be treated as a separate and distinct payment. Notwithstanding any other provision of this Agreement, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code.

6.14 No Trust or Fund Created

This Agreement shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation or any affiliate and Holder or any other person. To the extent that any person acquires a right to receive payments from the Corporation or any affiliate pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Corporation or any affiliate.

6.15 Clawback or Recoupment

The RSUs shall be subject to recovery or other penalties pursuant to (i) the Corporation's clawback policy, as may be adopted or amended from time to time, or (ii) any applicable law, rule or regulation or applicable stock exchange rule.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement on the date first above written.

CYBIN INC.

Per:	/s/ Eric So
Eric So
Executive Chairman
Authorized Signing Officer

/s/ Michael Halstead
Michael Halstead

 EXHIBIT I

FORM OF DECLARATION FOR REMOVAL OF LEGEND

TO: Cybin Inc. (the "Company")

AND TO: Odyssey Trust Company

The undersigned acknowledges that the undersigned's sale of ______________ of the Company to which this declaration relates is being made in reliance on Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") and certifies that (a) the undersigned is either not an affiliate of the Company as that term is defined in Rule 405 of the U.S. Securities Act or is an affiliate as so defined solely by virtue of holding his position as an officer or director, (b) the offer of such common shares was not made to a person in the United States and either (i) at the time the buy order was originated, the buyer was outside the United States or the undersigned and any person acting on the undersigned's behalf reasonably believed that the buyer was outside the United States or (ii) the transaction was executed in, on or through the facilities of a "designated offshore securities market" (as such term is defined in Regulation S under the U.S. Securities Act) and neither the undersigned nor any person acting on the undersigned's behalf knows that the transaction has been prearranged with a buyer in the United States, (c) neither the undersigned nor any affiliate of the undersigned nor any person acting on any of their behalf has engaged or will engage in any directed selling efforts in the United States in connection with the offer and sale of such common shares, (d) the sale is bona fide and not for the purpose of "washing off" the resale restrictions imposed because the common shares are "restricted securities" (as such term is defined in Rule 144(a)(3) under the U.S. Securities Act), (e) the undersigned does not intend to replace the common shares sold in reliance on Rule 904 of the U.S. Securities Act with fungible unrestricted securities and (f) the contemplated sale is not a transaction, or part of a series of transactions which, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the U.S. Securities Act. Terms used herein have the meanings given to them by Regulation S.

Dated:
Name of Seller (Print)

Signature of Seller